Exhibit 99.(n).2

VIRTUS ALTERNATIVE SOLUTIONS TRUST

SECOND AMENDMENT

to

AMENDED AND RESTATED PLAN PURSUANT TO RULE 18f-3

under the

INVESTMENT COMPANY ACT OF 1940

THIS AMENDMENT made effective as of the 4th day of June, 2015, amends that certain amended and restated plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, dated September 17, 2014, as amended (the “Rule 18f-3 Plan”), as herein below provided:

W I T N E S S E T H:

WHEREAS, the Fund wishes to amend Schedule A of the Rule 18f-3 Plan to reflect the addition of the Virtus Credit Opportunities Fund and to otherwise update the Schedule.

NOW, THEREFORE, in consideration of the foregoing premise, the Fund hereby agrees that the Rule 18f-3 Plan is amended as follows:

1.	Schedule A to the Rule 18f-3 Plan is hereby replaced with Schedule A attached hereto and made a part of the Rule 18f-3 Plan.

2.	Except as herein provided, the Rule 18f-3 Plan shall be and remain unmodified and in full force and effect. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Rule 18f-3 Plan.

SCHEDULE A

(as of June 4, 2015)

	A Shares	C Shares	I Shares	R6 Shares

Virtus Alternative Income Solution Fund	X	X	X
Virtus Alternative Inflation Solution Fund	X	X	X
Virtus Alternative Total Solution Fund	X	X	X	X
Virtus Credit Opportunities Fund	X	X	X	X
Virtus Multi-Strategy Target Return Fund	X	X	X
Virtus Strategic Income Fund	X	X	X